Exhibit 5.1

March 8, 2024

Ring Energy, Inc.
1725 Hughes Landing Blvd., Suite 900
The Woodlands, TX 77380

Ladies and Gentlemen:

We have acted as counsel to Ring Energy, Inc., a Nevada corporation (the “Company”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 6,000,000 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share, which may be issued pursuant to the Ring Energy, Inc. 2021 Omnibus Incentive Plan, as amended (the “Plan”). We are furnishing this opinion letter pursuant to Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined signed copies of the Registration Statement filed with the Commission.  We have also examined and relied upon resolutions of the Board of Directors of the Company, the Articles of Incorporation of the Company, the Bylaws of the Company, the Plan, each as restated and/or amended to date, and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents, and the legal competence of all signatories to such documents.

Based on the foregoing, it is our opinion that the Shares are duly authorized for issuance, and, when issued by the Company in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited in all respects to the general corporate laws of the State of Nevada and the federal laws of the United States of America, and we do not express any opinions as to the laws of any other jurisdiction, domestic or foreign.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.  This Opinion Letter is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this Opinion Letter as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Jones & Keller, P.C.